NEWS RELEASE

Contact:	Brittany M. Zolko
(717) 692-7187
brittany.zolko@midpennbank.com

FOR IMMEDIATE RELEASE

Shareholders of Mid Penn Bancorp, Inc. and

First Priority Financial Corp. Approve Merger

MILLERSBURG, Pa. and MALVERN, Pa. (July 25, 2018) (GLOBE NEWSWIRE) – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ:  MPB) and First Priority Financial Corp. (“First Priority”) (OTCQX: FPBK) announced that shareholders from both Mid Penn and First Priority, at special meetings of their respective shareholders, overwhelmingly approved Mid Penn’s proposed acquisition of First Priority. Shareholders of First Priority approved the acquisition on July 24, 2018, and shareholders of Mid Penn approved the acquisition on July 25, 2018.

“We are thrilled with the level of support for this transaction,” said Rory G. Ritrievi, President & CEO of Mid Penn Bancorp, Inc. “Of the total number of votes received, over 99% of First Priority shares voted in favor of the merger and over 98% of Mid Penn shares voted in favor of the merger.”

The merger will expand Mid Penn’s footprint into the desirable demographic markets of southeastern Pennsylvania, including Chester, Berks, Montgomery and Bucks counties. Mid Penn, on a pro forma basis following completion of the merger, will have over $2 billion in assets. The acquisition is subject to various conditions to closing and is expected to close in the third quarter of 2018.

About Mid Penn Bancorp, Inc.

Mid Penn Bancorp, Inc. (NASDAQ: MPB), headquartered in Millersburg, Pa., has been serving the community since 1868. Mid Penn has 29 retail locations in the state of Pennsylvania and total assets of approximately $1.4 billion. Its footprint includes Cumberland, Dauphin, Fayette, Lancaster, Luzerne, Northumberland, Schuylkill and Westmoreland counties. The bank offers a comprehensive portfolio of products and services to meet the banking needs of the communities it serves. To learn more about Mid Penn Bank, visit www.midpennbank.com.

About First Priority Financial Corp.

First Priority Financial Corp. has total assets of approximately $615 million. Headquartered in Malvern, Pa., First Priority provides personal banking, business banking and wealth management services through its seven locations in Chester, Berks, Montgomery and Bucks counties. Additional information is available through the bank’s website at www.fpbk.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the continued effectiveness of regulatory approvals and the satisfaction of other closing conditions to the merger, including approval by shareholders of Mid Penn and First Priority; the timing of closing the merger; difficulties and delays in integrating the business or fully realizing cost savings and other benefits; ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve other merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Mid Penn Bancorp, Inc.’s and First Priority Financial Corp.’s filings with the Securities and Exchange Commission (SEC).

# # #